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                                                                EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Financial and Operating Data" and "Experts" and to the use of our report dated April 17, 1997 (except Note 6, as to which the date is June 19, 1997, and Note 7, as to which the date is August 28, 1997) with respect to the financial statements of Universal Fabricators Incorporated, and our report dated July 17, 1997 (except for Notes 2 and 3, as to which the date is August 28, 1997), with respect to the balance sheet of UNIFAB International, Inc., in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of UNIFAB International, Inc. for the registration of 3,237,250 shares of its common stock.


                                                Ernst & Young LLP

New Orleans, Louisiana
August 29, 1997